004 Putnam Income Fund
4/30/13 Semi Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  13,027
Class B	  460
Class C	  1,840
Class M   2,038

72DD2 (000s omitted)

Class R   89
Class R5  *
Class R6  20
Class Y	  2,946

* Amount represents less than 1

73A1

Class A   0.109
Class B	  0.082
Class C	  0.082
Class M   0.101

73A2

Class R   0.102
Class R5  0.120
Class R6  0.121
Class Y	  0.118

74U1 (000s omitted)

Class A	  118,613
Class B	  5,516
Class C	  22,121
Class M   19,413

74U2 (000s omitted)

Class R   996
Class R5  1
Class R6  847
Class Y	  24,719

74V1

Class A	  7.39
Class B	  7.32
Class C	  7.34
Class M   7.23

74V2

Class R   7.34
Class R5  7.48
Class R6  7.48
Class Y	  7.48



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.